Exhibit 4.9

TECHNICAL MANAGEMENT AGREEMENT

THIS AGREEMENT is made on this 12th day of August 2009. BETWEEN:

(1)
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED (the "Company") a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, P.O.Box 1405, Majuro, Marshall Islands, MH 96960, for its own behalf and as agent for and on behalf of the Shipowning Subsidiaries;

(2)	ENTERPRISES SHIPPING AND TRADING S.A. (the "Manager") a company incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia.

WHEREAS

(A)
The Company has been appointed by its various shipowning subsidiaries from time to time (the "Shipowning Subsidiaries" and together with the Company, the "Group" and any of them a "member of the Group") as their agent to provide certain administrative and financial support services to the Group, to appoint and instruct on behalf of the Group agents for the provision of commercial and technical management services and to monitor the performance of such agents.

(B)
The Company, on behalf of the Group, wishes to appoint the Manager as the technical manager of the vessels owned by the Shipowning Subsidiaries from time to time (the "Vessels" and each a "Vessel"), on the terms and conditions set out herein.

NOW THEREFORE IT IS HEREBY AGREED:

1.          Appointment and Services

1.1          In consideration of the payment of the fees hereinafter described, the

Company as principal and as agent for and on behalf of the Shipowning Subsidiaries hereby appoints the Manager as the exclusive agent of the Group for the provision of technical management services (the "Services") more fully described in the form of amended Shipman 98 management agreement set out in Schedule 1 to this Agreement (the "Shipman Form"), the terms of which are an integral part of this Agreement. References in the Shipman Form to the "Owners" shall be construed for the purposes of this Agreement to be references to the relevant member of the Group. In case of conflict between the Shipman Form and the other terms of this Agreement, the latter shall prevail.

1.2
Subject to the terms and conditions herein provided, during the period of this Agreement, the Manager shall carry out the Services as agents for and on behalf of the members of the Group. The Manager shall have authority to take such actions as it may from time to time in its absolute discretion consider to be necessary to enable it to perform the Services.

1.3
The Manager in the performance of the Services shall be entitled to have regard to its overall responsibilities in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Manager in its absolute discretion consider to be fair and reasonable.

1.4
The Company shall procure forthwith that each member of the Group (including such entities as may become members of the Group from time to time) shall evidence its agreement to be bound by the terms and conditions of this Agreement by executing a deed of accession to this Agreement in the form of Schedule 2.

2.            Duration

This Agreement shall be effective as of the signing of this Agreement and shall continue for an initial period of one (1) year. This Agreement shall be automatically extended for successive one year periods, unless three (3) months written notice by either party is given prior to the commencement of the then next period.

3.             Fees

3.1
For services performed hereunder by the Manager, the Company shall pay or shall procure that each relevant member of the Group pays the Manager for its services as Manager under this Agreement a fee per Vessel of €425.00 per day until 31 December 2009, thereafter adjusted on an annual basis by an amount equal to the percent change during the preceding period in the Harmonised Indices of Consumer Prices All Items for Greece published by Eurostat from time to time, such fee shall be payable monthly in advance, the first payment with respect to a Vessel shall be due on the date that title to that Vessel is registered in the name of a Shipowning Subsidiary. All subsequent payments shall be due on the first Business Day of each following month.

3.2	Payment shall be made to such other account as the Manager nominates by notice in writing to the Company from time to time

4.            Responsibilities

4.1
"Force Majeure Event"- Neither any member of the Group nor the Manager shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control. Force majeure will only relieve a party from any obligation to the extent that the event actually prevents performance of the obligation and has not been caused by that party's default. The party claiming force majeure must notify the other party of the commencement and the end of the force majeure events, and take all reasonable steps to mitigate the effects thereof.

4.2
The Manager, without prejudice to Clause 4.1, shall be under no liability whatsoever to any member of the Group for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel) and howsoever arising in the course of performance of the Services UNLESS the same is proven to have resulted solely from the gross negligence or wilful default of the Manager or its employees, or agents or subcontractors employed by it, in which case the Manager's liability for all incidents or series of incidents arising in any calendar year shall never exceed a total of ten (10) times the actual annual management fee paid in that year hereunder.

4.3
(Indemnity) Except to the extent and solely for the amount therein set out that the Manager would be liable under Clause 4.2, the members of the Group hereby undertake to keep the Manager and its employees, agents and subcontractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them or any of them arising out of or in connection with the performance of the Agreement or by virtue of the Manager being a service provider/agent to the Group, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Manager may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement, except where such costs, losses, damages and expenses have been occasioned by the Manager's own gross negligence or wilful default.

4.4
("Himalaya Clause") It is hereby expressly agreed that no employee or agent of the Manager (including every sub- contractor from time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to any member of the Group for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 4, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid and each such employee and agent shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce and to enjoy the benefit of this Clause 4.

5.             Duration of the Agreement and Termination

5.1          This Agreement shall come into effect on the day and year referred in Clause 2 and shall continue until it is terminated:

(a)          by either party in accordance with Clause 2;

(b)	by the Manager forthwith on the giving of written notice to the Company if:

(i)
any moneys payable by any member of the Group under this Agreement shall not have been received in the Manager's nominated account within ten (10) calendar days of receipt by the Company of the Manager's written request; or

(ii)	any Vessel is repossessed by a secured creditor;

(c)
by either the Company or the Manager at any time on the giving of notice if the other is in breach of any material term of this Agreement and that breach is not remedied, within 10 Business Days of the terminating party giving notice to the party in breach, to the satisfaction of the terminating party (acting reasonably).

5.2            This Agreement shall be deemed to be terminated

(a)
in relation to a Vessel (and the Shipowning Subsidiary which is the owner of that Vessel) in the case of the sale of that Vessel or if that Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned. The Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred;

(b)
in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

6.             Limitation of Liability

6.1          The Manager shall not be liable for any indirect or consequential losses for any reason whatsoever.

7.             Payment Netting and Set Off

All amounts due under this Agreement shall be paid in full without any deduction or withholding other than as required by law. All amounts referred to in this Agreement are expressed exclusive of any value added tax in any applicable jurisdiction. No member of the Group shall be entitled to assert any credit, set-off or counterclaim against the Manager in order to justify withholding payment of any such amount in whole or in part.

8.	Notices

All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) upon delivery when delivered personally, (b) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (c) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to BULK ENERGY TRANSPORT (HOLDINGS) LIMITED:

c/o 1-3 Patriarchou Grigoriou 16674 Glyfada Greece
Attention: Finance Department Facsimile: +30 210 96 38 450

If to Enterprises Shipping and Trading S.A.:

11 Poseidonos Avenue
167 77 Elliniko
Athens, Greece
Facsimile: +30 210 898 3157
Attention: General Manager

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this clause.

9.	Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The Arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. Each party to appoint one arbitrator and the two so appointed to appoint the third who shall act as chairman of the Tribunal. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding in both parties. The two arbitrators so appointed shall appoint the third arbitrator within fourteen days.

10.	IN WITNESS WHEREOF, the parties hereinabove have caused this Agreement to be signed in duplicate by their respective and duly authorized representatives as of the date first written hereinabove.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

By:
Name: Title:

ENTERPRISES SHIPPING AND TRADING S.A.

By: /s/George Sarris
Name: George Sarris
Title: President

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

By: /s/
Name: Title:

ENTERPRISES SHIPPING AND TRADING S.A.

By:
Name: George Sarris
Title: President

Schedule 1
Shipman Form

Schedule 2

Deed of Accession
[                  ] 200[  ]

From:            [                ]

To:                [                ]

Dear Sirs,

Re:	Technical Management Agreement of [______________] and made between (1) BULK ENERGY TRANSPORT (HOLDINGS) LIMITED (the "Company") and Enterprises Shipping and Trading S.A. (the "Manager")

We refer to the Technical Management Agreement (the "Agreement"). We are a Shipowning Subsidiary as defined in the Agreement and are to become owners of the vessel "[                              ]" (the "Vessel").

We hereby confirm that:

(a)	the Company has entered into the Agreement as our agent, for and on our behalf; and

(b)	we are bound to observe the terms and conditions of the Agreement as if we were a named signatory therein.

We confirm that we are the Company's principal in respect of the Agreement as it relates to the Vessel and ourselves. We hereby confirm that the Company has full authority on our behalf (i) to execute the Agreement and any agreement or addendum supplemental thereto, (ii) to give to the Manager any instructions required of us under the Agreement, (iii) to exercise any of our rights under the Agreement and (iv) to act in accordance with the terms contained in the Agreement, both on our behalf and on all matters relating to us, which are the subject of the Agreement and as they relate to the Vessel. We hereby confirm that we will be bound by any actions taken by the Company under the Agreement on our behalf and we hereby confirm and ratify any such actions taken by the Company.

The terms and provisions of this letter shall be governed by and construed in accordance with English law, and this letter is being executed as a deed on the date first above written.

Yours faithfully,

For and on behalf of
[                              ]

In the presence of:

SK 26979 0001 1274865